PHARMACEUTICAL FORMULATIONS, INC.
                                        460 Plainfield Avenue
                                     Edison, New Jersey  08818

                                            ____________


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD ON NOVEMBER 9, 1995


To the Stockholders of Pharmaceutical Formulations, Inc.:

     You are hereby notified that the Annual Meeting of Stockholders of Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company") will be held at The Plaza Hotel, New
York, New York, on Thursday, November 9, 1995, at 4:30 p.m.
local time, for the following purposes:

     1. To elect five members to the Board of Directors of the Company for a term of one year, to serve until their respective successors are elected and qualified;

     2. To consider and vote on an amendment to the Certificate of Incorporation to authorize a new class of 10,000,000 shares of Series Preferred Stock with such terms as the Board of Directors may, from time to time, determine;

     3. To ratify the selection by the Company of BDO Seidman, LLP as independent auditors of the Company for the year ending June 30, 1996; and

     4. To transact such other matters as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 29, 1995 (the "Record Date"), are entitled to notice of and to vote at the meeting or any adjournments thereof.

     A proxy statement and proxy are enclosed herewith. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares. Also enclosed herewith is the Company's Annual Report for Fiscal 1995.


                                   By Order of the Board
                                   of Directors



                                   Sandra J. Brown, Secretary

Edison, New Jersey
October ___, 1995

PROXY STATEMENT


                PHARMACEUTICAL FORMULATIONS, INC.
                      460 Plainfield Avenue
                    Edison, New Jersey  08818


                          INTRODUCTION


     This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of Pharmaceutical
Formulations, Inc. (the "Company") to be held on Thursday, November 9,
1995, and at any adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's secretary at any time before it is voted, by giving a valid proxy bearing a later date or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to stockholders of the Company beginning on or about October ___, 1995. The principal executive offices of the Company are located at 460 Plainfield Avenue, Edison,
New Jersey 08818, telephone (908) 985-7100.


              OUTSTANDING SHARES AND VOTING RIGHTS


     Only stockholders of record of the Company at the close of business on September 29, 1995, are entitled to receive notice of, and vote at, the Annual Meeting. As of that date, the number and class of stock outstanding and entitled to vote at the meeting was 29,403,641 shares of common stock, par value $.08 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

     The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. Except as otherwise required by law or the Company's Certificate of Incorporation, an affirmative vote of the holders of the majority of the shares present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the outstanding shares of the Company. ICC Industries Inc. ("ICC"), an affiliate of the Company with an address of 460 Park Avenue, New York, NY, owns 19,635,894 shares (approximately 66.7% of the total number of shares outstanding). Accordingly, ICC may elect all of the directors, ratify the selection of BDO to audit the financial statements of the Company, and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to approve all proposals set forth in this Proxy Statement and vote in favor of the election of all nominated directors (except that it has agreed to vote its shares on Proposal No. 2, the authorization of a class of series preferred stock, proportionately to the votes on that issue cast by all other stockholders actually voting on such issue). Therefore, approval of Proposal No. 3 and the election of all directors who have been nominated is assured.

     A list of stockholders of the Company satisfying the requirements of Section 219 of the Delaware General Corporation Law shall be available for inspection for any purpose germane to the meeting during normal business hours at the offices of ICC Industries Inc., 460 Park Avenue, New York, NY at least 10 days prior to the Annual Meeting.


                          PROPOSAL NO.1

                      ELECTION OF DIRECTORS

     Each nominee to the Board of Directors will serve until the next Annual Meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

     ICC has advised the Company that it plans to nominate members to the Company's Board of Directors from time to time, in accordance with the laws of the State of Delaware and the By-Laws of the Company. Messrs. Oram and Cheesman have been nominated pursuant to the request of ICC. Additional nominees to the Board of Directors can be appointed to the Board by ICC, as majority stockholder. Upon any such appointments, the Company will issue a press release to identify the appointee.

     Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Max A. Tesler, John L. Oram, Ray W. Cheesman, Ben Blackshire and Michael Callahan (or for substitute nominees in the event of contingencies not known at present). Information is furnished below with respect to all nominees.

     Each of the nominees named below has served as a director during the fiscal year ended June 30, 1995 ("Fiscal 1995"). Information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to the Company by the respective nominees.

     The Board of Directors unanimously recommends that the shareholders vote FOR the election as directors of the nominees listed below for terms expiring in 1996. If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

          DR. MAX A. TESLER, age 64, has been Chairman of the Company's Board of Directors since its formation in June 1981 and Chief Executive Officer since July
          1, 1983. Dr. Tesler has been President of the Company from 1983 until August 1990, and from April 1991 to the present. From 1962 to 1982, and from 1991 to the present, Dr. Tesler has been an attending physician in charge of gastroenterology at St. Clare's Hospital in New York City and an Assistant in
          Medicine at New York University Hospital. Dr. Tesler was a director of MTG Capital Corp., a publicly-held company, from November 1988 until or about
          December 1991. Dr. Tesler received a degree from New York University in 1951, and his Doctor of Medicine degree from New York University-Bellevue Medical School in 1955. Although Dr. Tesler still maintains a very limited private practice of medicine, to which he devotes approximately eight hours per week, he devotes substantially all of his business time to the Company's affairs.

          BEN BLACKSHIRE, age 58, has been a director of the Company since December 1989. Since 1987, Mr. Blackshire has been President and Chief
          Executive Officer of Stratagem, Inc., a company which licenses pharmaceutical products to United States companies from international pharmaceutical companies. From 1983 to 1987, Mr. Blackshire was Chairman and Chief Executive Officer of B.C. Christopher & Co., of Kansas City, Missouri, a securities and commodities broker-dealer.

          MICHAEL CALLAHAN, age 47, has been a director of the Company since July 1993. Since December 1994, Mr. Callahan has been Chief Financial Officer and Operating Officer and member of the Executive Committee of the Board of Directors of Intersport Limited, a company engaged in the design, marketing and distribution of athletic equipment. From March 1989, until January 1994, Mr. Callahan was employed as Chief Financial Officer and a director of Candie's, Inc. ("Candie's"), a publicly traded company engaged in the design, marketing and distribution of footwear. From February 1992 through February 1993, Mr.
          Callahan was also President of Candie's. From February 1987 through March 1989, Mr. Callahan was Vice President - Finance of Coherent Communications, a company engaged in the manufacture of telecommunications equipment. Mr.
          Callahan is a licensed Certified Public Accountant.

          RAY W. CHEESMAN, age 64, has been a director of the Company since July 1993, and has been a consultant to KPMG Peat Marwick, an international accounting firm since 1987. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

          JOHN L. ORAM, age 51, has been a director of the Company since July 1993. Mr. Oram has been President and Chief Operating Officer of ICC since 1987.
          ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (Frutarom) Ltd., an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchange engaged in the manufacture and distribution of chemical products.


Compensation of Directors; Board Meetings

     Members of the Board of Directors who are not employees of the Company or ICC are compensated at the rate of $2,500 per year, plus
$500 for each meeting attended. Members are also paid for special projects undertaken on behalf of the Company and for actual expenses incurred in connection with their attendance at Board meetings. In Fiscal 1995 the three directors who were not officers of the Company or ICC also received stock grants of 15,000 shares as additional compensation for services performed as a director (valued at $.375 per share) and options to purchase 75,000 shares of Common Stock at $.91 per share, 50,000 of which were immediately exercisable and 25,000 of which become exercisable on December 16, 1995).

     Eight meetings of the Company's Board of Directors were held during the fiscal year ended June 30, 1995. All of the incumbent directors attended at least 75% of the meetings of the Board and committees of which they are members in fiscal 1995.

Board Committees

     The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan. The members of the Audit Committee and the Stock Options Committee are Messrs. Cheesman, Blackshire and Callahan. The members of the Compensation Committee are Messrs. Oram, Cheesman, Blackshire and Callahan. The Compensation Committee met twice in fiscal 1995. Its function is to review compensation issues; approve salaries and review benefit programs for the executive officers; review and recommend incentive compensation (including stock compensation) plans; and approve any employment contracts with, or other contractual benefits for, executive officers. The Audit Committee met three times in fiscal 1995. It performs activities, and reviews and makes recommendations, relating to the accounting controls, audit and financial statements of the Company. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met once times during fiscal 1995.

                           MANAGEMENT

     The current executive officers and directors of the Company are set forth below:

          Name                   Positions

          Dr. Max A. Tesler      President, Chief Executive Officer and Director

          Frank Marchese         Vice President, Finance; Chief Financial Officer;
                                 and Treasurer

          George Chin            Executive Vice President, Sales & Marketing

          Anthony Cantaffa       Vice President, Mergers & Acquisitions

          Alessandro Pierpaoli   Vice President, Technical Affairs

          Brian W. Barbee        Vice President, Quality Assurance, Quality Control and
                                 Regulation

          Sandra J. Brown        Secretary

          John L. Oram           Director

          Ray W. Cheesman        Director

          Ben A. Blackshire      Director

          Michael Callahan       Director


     FRANK MARCHESE, age 40, has been the Company's Vice President, Finance, Chief Financial Officer and Treasurer since September 1995. He was Vice President, Finance and Administration of the Company's subsidiary Private Formulations, Inc. from October 1992 until July 1995 when it was merged into the Company. Mr. Marchese was formerly Vice President, Finance of Primex Plastics, Inc., a subsidiary of ICC Industries Inc, from August 1989 to September 1992. Mr. Marchese is a licensed Certified Public Accountant.

     GEORGE CHIN, age 42, has been Vice President, Sales & Marketing, since 1991. Mr. Chin was Field Sales Manager from 1989 until 1991. Prior to joining the Company, he was National Account Manager of Perigo Company, a store brand health and beauty aids manufacturer, from 1986 to 1989 and District Supervisor of Beecham Products. Mr. Chin attended Bard College in New York City.

     ANTHONY CANTAFFA, age 52, has been the Company's Vice President, Mergers & Acquisitions since September 1995. He was also Chief Financial Officer and Treasurer from 1988 until August 1990 and from April 1991 to August 1995. Mr. Cantaffa was also the Company's Chief Operating Officer from 1988 until May 1995. Mr. Cantaffa has also been employed as the Company's Vice President-Finance since 1987 and Corporate Controller since 1983. Mr. Cantaffa graduated from Fairleigh Dickinson
University in 1969 with a B.S. degree in Accounting and obtained a Masters Degree in Finance from that institution in 1971.

     A. RANDALL PIERPAOLI, Ph.D., age 51, has been the Company's Vice President, Technical Affairs, since September 1995. From December 1991 to February 1994, he held directorships for Quality Control and Analytical R&D and was senior GMP compliance officer at Barr Laboratories, Inc., a premier independent producer of generic ethical drugs; he was Executive Director, R&D Technical Affairs, from February 1994 until his departure in 1995. From July 1984 to December 1991, Dr. Pierpaoli was divisional Quality Control Manager and Corporate QA Liaison for the Consumer Healthcare Division of Pfizer, Inc. Dr. Pierpaoli holds a Ph.D. in Physical Chemistry and is an acknowledged expert in regulatory, statistical, and analytical protocols appropriate to drug manufacture and testing.

     BRIAN W. BARBEE, age 45, has been Vice President, Quality Assurance/Quality Control and Regulatory, since January 1993. He joined the Company in 1978 and held the Directorship of its laboratory from 1987 until 1993. Mr. Barbee holds a B.A. in Biology from Boston University and an M.S. in Zoology from Rutgers University.

     SANDRA J. BROWN, age 50, has been Secretary of the Company since its formation in June 1981 and was a director of the Company from 1981 until 1988. Ms. Brown was Treasurer of the Company from June 1981 to August 1983. Ms. Brown received an associate degree in science from Dean Junior College in 1965.

                     EXECUTIVE COMPENSATION

Report of the Compensation Committee and Stock Option Committee on Compensation of Executive Officers of the Company*/fn/This section shall nto be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts./fn/

     Compensation Philosophy

     The philosophy of the Company's compensation for executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and achievements in achieving corporate goals. The Company does not determine compensation based on any specific formulas, targets or weighed criteria.

     Base Salaries

     The base salaries for each of the persons who were executive officers in Fiscal 1995 is determined by employment contracts which were first entered into in February 1984 and (as amended) expire in December 1997, for the President and December
1996 for the Vice President, Mergers & Acquisitions and for the Secretary.

     Incentive Compensation

     Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. Incentive compensation has taken the form of cash bonuses and, for certain officers, stock grants.

     Stock Options

     In Fiscal 1995, the Stock Option Committee granted stock options to key employees to reward them for their contribution to the Company's long-term share performance and to provide incentives to encourage future efforts.

     Chief Executive Officer's Compensation

     Dr. Tesler, the Company's President and Chief Executive Officer, is being compensated pursuant to an employment agreement, which sets forth all of the elements of his compensation. See "Employment Contracts and Change-in-Control Arrangements". The initial salary level was based on negotiation between the Company and the employee and does not vary based on the Company's performance. Dr. Tesler also receives stock grants if holders of certain outstanding convertible securities exercise their rights thereunder, such grants being made pursuant to the terms of an agreement between the Company and ICC. See "Related Transactions" regarding grants in Fiscal 1995.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. No executive officer's cash compensation was in excess of $1,000,000 in Fiscal 1995 and, at this time, it is not anticipated that any executive officer of the Company will receive any such cash compensation in excess of this limit during 1995. Therefore, during Fiscal 1995 the Committee did not take any action to comply with the new limit.


     Conclusion

     The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the shareholders' long-term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

                              Respectfully submitted,

                              For the Compensation Committee:

                                   John Oram
                                   Ray Cheesman
                                   Ben Blackshire
                                   Michael Callahan

                              For the Stock Option Committee:

                                   Ray Cheesman
                                   Ben Blackshire
                                   Michael Callahan

Compensation Committee Interlocks and Insider Participation

     No members of the Company's Compensation Committee or Stock Option Committees are employed by the Company. No director of the Company served, during the last completed fiscal year, as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").

Compensation Tables

     This section of the Proxy Statement discloses Fiscal 1995 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer ("CEO") and, of the Company's other executive officers at June 30, 1995, each of the persons who received in Fiscal 1995 salary and bonuses exceeded $100,000 (together, these two persons are sometimes referred to as the "Named Executives").

                   Summary Compensation Table

     The following table contains compensation data for the Named Executives for the past three fiscal years:

                                                              Long Term Compensation
                                   Annual Compensation        Awards       Payouts

                                                     Other       Restricted   Securities
Name and                                            Annual       Stock        Underlying      LTIP      All Other
Principal                    Salary     Bonus    Compensation    Awards        Options      Payouts    Compensation
Position            Year       ($)       ($)          ($)         ($)           (#)           ($)          ($)
Max A. Tesler,
President and       1995    $242,000   $30,000                   $ 7,000                                $50,0001
Chief Executive     1994     223,000                              22,000                                 50,0001
Officer             1993     200,000                              54,000       333,2002                  42,0001

Anthony Cantaffa,   1995    $145,000   $15,000
Vice President,     1994     132,000                               5,000        26,8002
Mergers &           1993     122,500                               5,000
Acquisitions
___________________________

1 Consists of $50,000, $50,000 and $42,000 paid in fiscal 1995, 1994 and 1993, respectively, in connection with the waiver of certain provisions of Dr. Tesler's employment agreement in connection with the change of control provision of such agreement. See "Employment Agreements."

2 Issued in connection with the waiver of certain provisions of Dr. Tesler's employment agreement in connection with the change of control provision of such agreement.

                  Option Grants in Fiscal 1995

     The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executives during fiscal 1995 (the Company has no outstanding stock appreciation rights -- "SARs" -- and granted no SARs during fiscal 1995):

                       Individual Grants

                                Percent of                                   Potential Realizable Value
               Number of            Total                                    at Assumed Annual Rates of
               Securities         Options                                      Stock Price Apprciation
               Underlying        Granted to      Exercise                            for Option
                  Options       Employees in       Price     Expiration                 Term1
Name            Granted (#)2      Fiscal Year    ($/Share)3     Date          5%($)              10%($)
Max A.          162,500            27%             $.85       1999-2001        $0                $24,000
Tesler

Anthony          85,000            14%             $.85       1999-2001        $0                $13,000
Cantaffa

_____________________
1 Executives may not sell or assign any stock grants, which have value only to the extent of stock price appreciation, which will benefit all shareholders commensurately. The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. The company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

2 All of the noted options are exercisable in three equal installments, commencing on the date of grant and each installment is exercisable for five years.

3 The exercise price is equal to or higher than the fair market value of the Company's Common Stock on the date of the grant.


           Aggregated Option Exercises in Fiscal 1995 and Fiscal Year-End Option Value

     No options or SARs were exercised by any executive officer of the Company during fiscal 1995. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end (as noted above, the Company has no outstanding SARs and no SARs were exercised in the current fiscal year).

                                             Number of Unexercised            Value of Unexercised
                                             Securities Underlying            In-The-Money Options
              Shares            Value          Options at 6/30/95                at 6/30/95 ($)1
             Acquired On       Realized
    Name     Exercise (#)        ($)1       Exercisable   Unexercisable    Exercisable   Unexercisable
Max A. Tesler    - 0 -            N/A        504,033          54,167        $ 33,000         - 0 -
Anthony Cantaffa - 0 -            N/A         83,467          28,333           7,000         - 0 -

____________________
1 Market value of underlying securities at year end, as applicable, minus the exercise price. The "bid" and "asked" prices on the OTC Bulletin Board on June 30,
     1995, were $.45 and $.83, respectively. Certain options are excluded since they are "out of the money."

Employment Contracts and Change-In-Control Arrangements

     Dr. Tesler, Mr. Cantaffa and Ms. Brown each have an employment agreement with the Company. Dr. Tesler's agreement, as amended, provides for an annual base salary of $200,000 and expires on December 31, 1997; Mr. Cantaffa's agreement, as amended, provides for an annual base salary of $125,000 and expires on December 31, 1996; Ms. Brown's agreement provides for an annual base salary of $46,000 and expires on December 31, 1996. In connection with the execution of the ICC Option Agreement described below under "Certain Relationships and Related Transactions", as amended, Dr. Tesler, Mr.
Cantaffa and Ms. Brown each executed an amendment to their employment agreement pursuant to which the terms of the agreements were extended and the provisions for cost of living increases and other provisions were deleted. Dr. Tesler's employment agreement also provided that, in the event of a "Change of Control" of the Company (as defined in his agreement), he was entitled to receive cash compensation equal to two times his last annual salary and 10% of the total number of shares outstanding on the date of such Change of Control on a fully diluted basis (i.e. giving effect to the exercise of all outstanding warrants, options and other rights to shares of the Company's Common Stock). In addition, the employment agreement provided for Dr. Tesler to receive 5% of pre-tax profits and specified warrants to purchase
Common Stock. Dr. Tesler waived the right to receive such pre-tax profits and warrants in connection with the ICC Option Agreement. Also in connection with the ICC transaction, Dr. Tesler waived the right to receive $400,000 (twice his last annual salary) and instead agreed to receive $50,000 per year for four years and also agreed to receive 400,000 options to purchase Common Stock at $.50 per share, of which 66,800 options were distributed to other key management personnel.

     Options granted under the Company's 1994 Stock Option Plan may include provisions accelerating the vesting schedule in the case of defined changes-in-control. Options granted to-date under such plan have included such provision.

          SHAREHOLDER RETURN PERFORMANCE PRESENTATION**[FN]This section shall not be deemed incorporated by reference by any general incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this inforamtion by reference, and shall not otherwise be deemed filed under such Acts.[FN]

     Set forth below is a line graph and chart comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index and a peer group for the period of five fiscal years commencing on July
1, 1990 and ending on June 30, 1995. The graph and chart assumes that the value of the investment in the Company's stock and for each index was $100 on July 1, 1990 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the graph and chart are as of June 30th in each year indicated.




    $100 invested on 06/30/90 in stock or index including reinvestment of dividends. Fiscal year ending June 30.

                                             Cumulative Total Return ($)
Registrant/Index                6/90     6/91      6/92     6/93     6/94     6/95
Pharmaceutical Formulations    $100        2        10       17       25       19
Peer Group                      100       78        73       83       72       45
Nasdaq Stock Market Index       100      106       127      160      162      215

     The common stocks of the following companies have been included in the peer group index: Intelligent Surgical Laser, Devbeg-Bullard, Inc., One Liberty Properties, Inc., Arrow Automotive Industries, Inc., KRUG International Corp., EDO Corp., GameTek, Inc., Jos. A. Banks Clothiers, Inc., K-Tron International, Inc. and Frequency Electronics, Inc. The members of the peer group are companies with a market capitalization similar to that of the Company (five companies in the group have a market capitalization immediately higher than the Company and five have a market capitalization immediately below that of the Company). Because of the Company's exclusive involvement in the store-brand solid-dosage over-the-counter pharmaceutical business and the fact that no other public companies are engaged in this business on an exclusive basis, no grouping could exactly mirror the Company's business. All of the companies included in the Company's peer group index are engaged in certain other businesses in which the Company is not engaged. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.


SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information, as of September 29, 1995, with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to the Company to own beneficially more than 5% of the outstanding Common Stock and (iv) all executive officers and directors as a group:

Name and Address of                 Amount and Nature of                  Percentage
Beneficial Owner                    Beneficial Ownership1                  of Class
Dr. Max A. Tesler2                        1,204,160                          4.20%
30 Central Park South
New York, NY 10019

ICC Industries Inc.3                     19,635,894                          66.7%
460 Park Avenue
New York, NY 10022

Dr. John Farber3                         19,635,894                          66.7%
c/o ICC Industries Inc.
460 Park Avenue
New York, NY 10022

John L. Oram                              -0-                                  -0-
c/o ICC Industries Inc.
460 Park Avenue
New York, NY 10022

Anthony Cantaffa4                           175,338                            -0-
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Ben A. Blackshire4                          65,0004                              *
c/o Strateagem, Inc.
8012 State Line Road
Leawood, KS 66208

Ray W. Cheesman4                            95,0004                              *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Michael P. Callahan4                        65,0004                              *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Officers and Directors                    1,785,4864                          5.5%
as a Group (11 persons)4

______________________________

*    Less than 1%.

1 Except as described in the following notes, beneficial ownership assumes each person or group owns the shares directly and has sole voting and investment power with respect to such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of outstanding options.

2 Includes (i) 340,442 shares of Common Stock owned by NuMatco, Inc. ("NuMatco"), a company of which Mr. Tesler is sole officer, director and stockholder; (ii) currently exercisable warrants to purchase 333,200 shares of Common Stock, exercisable at a price of $.50 per share until October 1, 1998; (iii) exercisable incentive stock options to purchase a total of 78,431 shares, at a price of $.85 per share, expiring August 29, 1999 through August 29, 2001; (iv) exercisable non-qualified options to purchase 29,902 shares at $.85 expiring on August 29, 1999; (v) currently exercisable warrants to purchase 62,500 shares at $1.60 per share until August 22, 1996; (vi) 20 shares issuable upon conversion of each of 327 8% Convertible Debentures for a total of 6,813 shares, which debentures are owned by BTS Therapeutics Corp., a company wholly-owned by Dr. Tesler; and (vi) 75,652 shares owned by HTA Co. which shares represent Dr. Tesler's 50% ownership interest in the total 151,305 shares owned by HTA.

3 Does not include approximately 3,700,000 shares includable in connection with ICC's Limited Preemptive Rights. Dr.
     Farber is the majority stockholder of ICC.  See "Certain
     Relationships and Related Transactions."

4 Includes shares of Common Stock subject to stock options exercisable as of September 29, 1995 or within 60 days thereof as follows: Mr. Cantaffa: 83,467; Mr. Blackshire:
     50,000; Mr. Cheesman:  50,000; Mr. Callahan:  50,000; and
     all officers and directors as a group:  850,014.


        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which the Company's securities may be traded. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all such filing requirements for the year ended June 30, 1995 were complied with except as follows: one form each was filed late by Dr. Tesler, Mr. Cantaffa and Ms. Brown with respect to the options granted in August 1994; one form was filed late by Dr. Tesler with respect to shares received in June 1995; one form each was filed late by Messrs. Blackshire, Callahan and Cheesman with respect to the options and stock bonuses which they received in December 1994; and three forms were filed late by ICC with respect to grants and exercises of preemptive rights in August and September 1994 and May 1995.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Option Agreement with ICC

     In September 1991, the Company entered into an option agreement with ICC (the "ICC Option Agreement"), subsequently amended several times in 1992 and 1993, pursuant to which ICC was granted certain options to acquire a total of 66.67% of the number of shares of the Company's Common Stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities, all of which options have been exercised. All of such options were exercised by May 16, 1994.

     Under the ICC Option Agreement, as amended, ICC was also granted certain preemptive rights (the "Limited Preemptive Rights") at a price equal to the lesser of the exercise price (or conversion price, at the case may be), of certain additional outstanding options, warrants and other rights to purchase shares of Common Stock (the "Convertible Securities") or $.25 (except with respect to certain warrants to purchase 400,000 shares of the Company's Common Stock granted to management in September 1992, in which case the price is $.50). The Limited Preemptive Rights are exercisable for a period of 45 days after the Company sends notice to ICC that shares have been issued in connection with any outstanding Convertible Securities. The Company cannot predict whether any shares will be issued pursuant to the exercise of outstanding Convertible Securities or whether ICC will exercise any preemptive rights.

     The only events in Fiscal 1995 which necessitated an antidilution adjustment or preemptive right with respect to the ICC Option Agreement occurred in (a) August and September 1994 when ICC exercised its right to purchase an aggregate of 4,798 shares of Common Stock at a per share purchase price of $.25, which right arose as a result of the conversion in June 1994 of 8.25% Convertible Debentures into 2,167 shares of Common Stock and the issuance of 233 shares to key management, payment for which was made in cash and (b) in May 1995, when ICC exercised its right to purchase 269,670 shares of Common Stock at a per-share purchase price of $.25, which right arose as a result of the conversion in April 1995 of 8.25% Convertible Debentures into 121,727 shares of Common Stock and the issuance of 13,108 shares to key management, payment for which was made in cash. In September 1995, ICC exercised its right to purchase 75,926 shares of Common Stock at a per share purchase price of $.25, which right arose as a result of the conversion in August 1995 of 8.25% Convertible Debentures into 34,272 shares of Common Stock and the issuance of 3,691 shares to key management, payment for which was made in cash.

     Accordingly, as of September 29, 1995, ICC owned a total of 19,635,894 shares of the Company's Common Stock, representing approximately 66.7% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the Limited Preemptive Rights.

Lease Financing

     ICC has also assisted the Company in obtaining certain machinery and equipment for the expansion of the Company's production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which a fee is paid by the Company.


     There are currently several leases entered into pursuant to the Master Equipment Lease Agreements with ICC. ICC's cost for the leased equipment was approximately $5,848,000; monthly rent is currently approximately $135,000. The terms of the rental are scheduled to expire at various times in the years 1995 through 2000. The Company has options to purchase the leased equipment at the expiration of the lease terms. The Company believes that its leasing and financing transactions are on terms which are at least as favorable as the Company could receive from an unaffiliated third party.

Cimetidine Agreement

     In August 1993, the Company and ICC Chemical Corporation, an affiliate of ICC, entered into a cooperative joint venture regarding the manufacture of cimetidine, an antiulcer drug (the "Cimetidine Agreement") pursuant to which ICC would supply raw material, pay outside expenses relating to the preparation of certain ANDA's and be the exclusive sales agent for Company-manufactured products over a term of 10 years from the date of FDA approval of the sale and distribution of such product. As of June 30, 1995, the Company has not expended any funds on this product.

Related Transactions

     Pursuant to the ICC Option Agreement and the waiver of certain provisions of Dr. Tesler's employment agreement, as amended, certain members of management were issued shares of the Company's Common Stock in Fiscal 1995 and Fiscal 1996 as follows:

     Name           Number of Shares      Date of Issue
     Max A. Tesler      156 shares        September 1, 1994
                     13,108 shares        June 30, 1995
                      3,691 shares        September 20, 1995

     Anthony Cantaffa    31 shares        September 1, 1994

     Sandra J. Brown     15 shares        September 1, 1994

     The Company utilizes a third-party administrator to control its partially-self-insured health benefits program. This entity leases a portion of a 1,600-square-feet office at 30 Central Park South in New York City at a monthly rental of $3,000 from a corporation in which the President of the Company has a minority interest.

                         PROPOSAL NO. 2

          PROPOSAL TO AUTHORIZE SERIES PREFERRED STOCK

     The Company's Board of Directors has unanimously approved a proposal to amend the Company's Certificate of Incorporation to authorize a new class of Series Preferred Stock, consisting of 10,000,000 shares, par value $1.00 per share. The Series Preferred Stock will be issuable from time to time in series with such series designations, number of shares in each series, relative rights, preferences and limitations as the Board of Directors may determine. Among the determinations to be made by the Board of Directors at the time each series is issued would be (a) dividend rights, including the dividend rate and whether dividends would be cumulative; (b) conversion rights, and the terms of any conversion; (c) voting rights, which might also include the right to elect a specified number of directors if dividends were not paid for a specified period of time; (d) liquidation rights, and whether there would be any preference with respect to such rights; and (e) redemption rights, and the terms of any redemption, including the establishment of a sinking fund. Holders of Series Preferred Stock will not have preemptive rights.

Purpose

     The Board of Directors believes that the authorization of Series Preferred Stock is in the best interests of the Company and its shareholders. Such action will provide greater flexibility to the Company in connection with possible future financings and acquisitions and will make such shares available for issuance without the delay and expense of calling a special meeting of stockholders to secure approval prior to issuing such shares.

     The Company has been in negotiations with ICC with respect to the possible sale of preferred stock to ICC if Series Preferred Stock is approved by the stockholders. The terms of any such stock issuance can not be determined at this time. The purposes of any such sale of preferred stock to ICC may be to generate additional working capital and/or to increase the capital of the Company in order to satisfy certain requirements for having the Company's Common Stock being relisted on the Nasdaq Stock Exchange. There are, however, other requirements for listing which the Company does not yet satisfy and there can therefore be no assurance that the sale of preferred stock would enable the Company's Common Stock to be relisted.

     Since ICC may purchase certain shares of Series Preferred Stock if such stock is approved by the shareholders, directors who are officers of ICC have abstained on all action related to the Series Preferred Stock taken at the Board of Directors level and ICC has agreed to vote its shares of Common Stock at the Annual Meeting in proportion to the votes on such issue cast at the Annual Meeting. In other words, if 60% of the votes actually cast at the meeting by stockholders other than ICC are cast in favor of the proposal and 40% are cast in opposition, ICC will cast its shares in the same proportion. This procedure will serve to avoid ICC's votes influencing the matter, while still satisfying statutory requirements that a majority of the shares present at a meeting vote for a proposal (if a majority of the voted shares held by holders other than ICC are actually voted for the proposal) in order for such proposal to be adopted.

     Series Preferred Stock could also be issued to effect a "Shareholder Rights Plan" (sometimes called a "poison pill") pursuant to which shares of Preferred Stock would be issued to existing holders which have certain rights when another shareholder acquires a stated percentage of the Company's stock, which may have the effect of making the acquisition of such stock by the other shareholder less attractive, or under other circumstances that could make it more difficult, and thereby, discourage attempts to acquire control of the Company or remove incumbent management. The Company, however, has no current intent to adopt such a plan and the Company knows of no existing or contemplated takeover attempts.

     The Board of Directors will offer the following resolution at the Annual Meeting:

          RESOLVED, that Article FOURTH of the Company's
    Certificate of Incorporation shall be amended to read in its entirety as follows:

               "FOURTH. The total number of shares which the Corporation shall have the authority to issue is fifty million (50,000,000), which are divided into ten million (10,000,000) Preferred Shares of a par value of $1.00 per share and forty million (40,000,000) Common Shares of a par value of $.08 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

               (a) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

               (b) Holders of Common Shares shall be entitled to such dividend, liquidation and voting rights and privileges as are provided by the Business Corporation Law, subject to the rights of holders of Preferred Shares issued pursuant to paragraph (a) above."

Vote Required for Approval

     Approval of the amendment to the Company's Certificate of Incorporation to authorize the Series Preferred Stock will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Annual Meeting. Accordingly, abstentions and broker non-votes will have the effect of "no" votes. As noted above, ICC will vote its shares in proportion to the votes cast on this issue by all other voting shareholders. There are no rights of appraisal or dissenter's rights which arise as a result of a vote on this issue.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE
BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND
RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                         PROPOSAL NO. 3

              RATIFICATION OF SELECTION OF AUDITORS

     The firm of BDO Seidman, LLP audited the financial statements of the Company for the fiscal years ended June 30, 1990 through 1994. On September 27, 1994, pursuant to a vote of the Board of Directors, the firm of BDO Seidman, LLP was selected to audit the financial statements of the Company for the year ending June 30, 1995. Accordingly, the Board of Directors will offer the following resolution at the Annual
Meeting:

          RESOLVED, that the appointment by the Board of Directors of BDO Seidman, LLP, independent public accountants, to audit the financial statements of the Company for the year ending June 30, 1996 is hereby is ratified and approved.

     It is anticipated that a member of BDO Seidman will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

     The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 3. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE
BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND
RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                     STOCKHOLDERS' PROPOSALS

     It is anticipated that the Company's 1996 Annual Meeting of Stockholders will be held in November, 1996. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before September 15, 1996.

                             GENERAL

     The Company does not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals No. 2 and 3 and FOR the election of all directors nominated.

     The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WE URGE
YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY
IN THE PREPAID ENVELOPES PROVIDED, NO MATTER HOW LARGE OR SMALL
YOUR HOLDINGS MAY BE.


                      FINANCIAL STATEMENTS

     Reference is made to the Consolidated Financial Statements of the Company (including the independent auditors' report thereon and the notes thereto) and Management's Discussion and Analysis of Financial Condition and Results of Operations which are hereby incorporated by reference from the 1995 Annual Report enclosed with this Proxy Statement.

     THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1995. Such a written request is to be directed to Sandra J. Brown, Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, Edison, New Jersey 08818.

                         By Order of the Board of Directors,
                         Sandra J. Brown, Secretary


Edison, New Jersey
October ___, 1995